Exhibit 10.8

TridentHE Identity Manager
Software License Agreement

PLEASE READ THE TERMS OF THIS LICENSE AGREEMENT AND ANY SUPPLEMENTAL LICENSE TERMS PROVIDED SEPARATELY (COLLECTIVELY THE “AGREEMENT”) CAREFULLY BEFORE DOWNLOADING, INSTALLING OR OTHERWISE USING THE SOFTWARE.  BY DOWNLOADING OR INSTALLING THE SOFTWARE, YOU AGREE TO THE TERMS OF THIS AGREEMENT AND ACKNOWLEDGE THIS AGREEMENT APPLIES NOTWITHSTANDING ANY CONFLICTING, CONTRARY OR ADDITIONAL TERMS AND CONDITIONS IN ANY PURCHASE ORDER OR OTHER DOCUMENT OR COMMUNICATION FROM YOU.  IF YOU DO NOT AGREE WITH ALL OF THESE TERMS, DO NOT DOWNLOAD, INSTALL OR USE THE SOFTWARE.

1.      License to Use.  Subject to the provisions of this Agreement and the payment of the License Fee, Aegis Identity Software, Inc. (“Aegis Identity”) grants to you (“Licensee”) for the License Term and Licensee hereby accepts a limited, personal, non-exclusive, nontransferable and non-assignable license for internal use only of the commercially available version of TridentHE Identity Manager Software (“TridentHE”) including, without limitation, any documentation such as user manuals, instructions, functional specifications and other material relating to Licensee’s Use of TridentHE (collectively, “Documentation”) in object code for its licensed purpose and only at the location(s) listed on Aegis Identity’s sales quote #________________, if applicable.  Licensee acknowledges that the continued integrity of TridentHE and Aegis Identity’s obligations under this Agreement are dependent on the proper storing, loading, installing, executing or displaying of TridentHE in Licensee’s normal internal operations (“Use”) in accordance with the Documentation.  Except as permitted in Section 5 of this Agreement, any updates, upgrade or error corrections are specifically excluded from the scope of this Agreement but may be purchased separately from Aegis Identity.   In the event maintenance is purchased the terms and conditions of this Agreement govern any updates, upgrades, error corrections or other software program or code provided thereunder.

2.      Release Candidates.  This Section 2 is applicable if and only so long as Licensee has engaged Aegis Identity to provide maintenance under the Maintenance and Support Terms.
(a)           License to Use.  Subject to the provisions of this Agreement, Aegis Identity grants to Licensee and Licensee hereby accepts a limited, personal, non-exclusive, nontransferable, non-assignable license to use a copy of TridentHE currently in development prior to its commercial release which contains pre-release features, enhancements and upgrades that are not in the commercially available version (the “RC”) and any related Documentation solely for evaluation and testing purposes either installed locally in a development or test environment or on a hosted system in object code only for the sole purpose of pre-release evaluation and testing internally in a non-production environment.  Licensee will not use any RC in a production environment.  Licensee acknowledges that if an RC is made available commercially by Aegis Identity, the final product features will be determined exclusively by Aegis Identity.
(b)      Licensee Feedback.  Licensee agrees to provide Aegis Identity with feedback regarding RCs (“Feedback”), including bugs, errors and feature requests.  Aegis Identity owns all right, title and interest in and to all Feedback.
(c)      Disclaimer of Warranties.  LICENSEE UNDERSTANDS RCs ARE PRE-RELEASE AND THAT AEGIS IDENTITY DOES NOT PROVIDE ANY WARRANTIES FOR RCs, AND PURSAUNT TO SECTION 13 HEREOF AEGIS IDENTITY HEREBY DISCLAIMS ALL WARRANTIES WITH RESPECT OF ANY RC.  RCs ARE PROVIDED "AS IS" FOR TESTING AND EVALUATION PURPOSES ONLY.
(d)      Support.  Aegis Identity may, at its sole discretion, provide updates to and/or support for any RC to Licensee.  Any updates provided are subject to all of the terms and conditions in this Agreement.

3.           Restrictions.  Licensee agrees that it will not (a) adapt, alter, modify, enhance, translate, reverse-engineer, decompile, disassemble, create derivative works of or otherwise attempt to reconstruct the source code of TridentHE, any RC or the Documentation, (b) license or sublicense any component of TridentHE or RC or Licensee’s right to Use TridentHE or any RC, (c) export, rent, assign, lease, grant a security interest in, or otherwise transfer or convey any component of TridentHE or RC or Licensee’s rights to Use TridentHE or any RC to any third party without the prior written consent of Aegis Identity, (d) remove, modify or obscure any proprietary notices, tags or labels that appear on TridentHE, any RC or Documentation, (e) Use TridentHE, any RC or the Documentation to produce, market or support its own or any other products (other than for internal use as permitted herein), (f) copy or duplicate TridentHE, any RC or Documentation except for one copy to be used for archival purposes, (g) use an RC in a production environment, (h) disclose results of any program benchmark tests without Aegis Identity’s prior written consent, or (i) make TridentHE or any RC available to anyone other than its employees who have a reason to access the software and have agreed to employ the same protections used to protect Licensee’s similar highly sensitive information.

4.      Audit Rights.  During the License Term and for one (1) year following any termination of this Agreement, Licensee grants Aegis Identity the right, upon reasonable notice, to periodically access, examine and audit the records, the systems and facilities they are stored in and all processes and controls related to Licensee’s Use of TridentHE and any RC in order to verify compliance with the terms and conditions of this Agreement.  During the audit, Licensee agrees to cooperate with Aegis Identity or an auditor selected by Aegis Identity in a timely manner and make employees, managers and facilities available to provide reasonable assistance as requested.  Aegis Identity will keep the details of the business affairs of Licensee and the results of the audit confidential, except Aegis Identity may disclose any records or information received in the audit to enforce this Agreement or comply with legal obligations or any governmental investigation.  Any such audit will be performed at Aegis Identity’s expense, provided that Licensee shall promptly reimburse Aegis Identity for the cost of such audit if any non-compliance is identified.

5.      Ownership and Title.  Aegis Identity and/or its licensors retain exclusive ownership, title and all rights, whether or not specifically recognized or perfected under the laws of any applicable jurisdiction, in and to TridentHE, all RCs, Feedback, the Documentation and any copies, modifications and all derivative works, and all proprietary rights thereto.  Licensee acquires only a license to Use TridentHE and any RC.  No other right, title or interest in or to any patent rights, copyrights, trademarks, service mark, logo or trade name of Aegis Identity or any other proprietary rights in such items are granted under this Agreement.

6.           Limited Warranty.  For a period of ninety (90) days from the commencement of the License Term (the "Warranty Period"), Aegis Identity warrants that TridentHE will perform in all material respects according to TridentHE's documented specifications when Used with an operating environment approved by Aegis Identity.   The RCs are specifically excluded from the limited warranty provided in this Section 6.  Licensee’s remedy and Aegis Identity’s liability under this Section 6 are contingent upon (a) Licensee notifying Aegis Identity of the claim within the Warranty Period and furnishing Aegis Identity with adequate supporting documentation to substantiate the claim and assist Aegis Identity in identifying and detecting of the cause of the problem, and (b) the problem being capable of reproduction by Aegis Identity within a reasonable period of time on properly functioning equipment.  Licensee’s sole remedy for breach of the limited warranty is that if, on the basis of the documentation submitted to Aegis Identity during the Warranty Period, it is shown that TridentHE is non-conforming, Aegis Identity shall make reasonable efforts to resolve the non-conformity in TridentHE in a manner determined by Aegis Identity.  If it is determined that (i) no such non-conformity exists, (ii) the non-conformity is resulting from unauthorized modifications made by Licensee or a third party vendor, (iii) improper Use or Use on an operating environment not approved by Aegis Identity, Licensee agrees to compensate Aegis Identity for its services and expenses at Aegis Identity’s then-current rates.

7.      License Fee and Taxes.  As consideration for the grant of this License, Licensee agrees to pay Aegis Identity a license fee in the amount of and on the terms of payment set forth on Aegis Identity sales quote #___________ including the payment of any sales, excise or other taxes applicable to the sale other than taxes on Aegis Identity’s income (the “License Fee”).  Licensee acknowledges that its payment obligation is non-cancellable once Licensee submits its order to Aegis Identity and the License Fee is non-refundable and fully earned by Aegis Identity upon delivery of TridentHE without any further performance by Aegis Identity.

8.           Confidential Treatment and Nondisclosure.   Licensee shall maintain the confidentiality of Aegis Identity’s Confidential Information (as described below) using at least the same efforts as it uses to maintain the confidentiality of its own Confidential Information, but with no less than a reasonable degree of care.  Licensee agrees not to disclose or otherwise make Confidential Information available to any third party, and agrees that such Confidential Information shall be used by it only in connection with its performance of (or exercise of rights under) this Agreement.  Licensee shall immediately notify the disclosing party of any actual or suspected unauthorized disclosure, access or use of Confidential Information and cooperate with Aegis Identity with respect to terminating, investigating and mitigating the results of any such unauthorized disclosure, access or use.  The obligations under this Section 8 shall remain in effect indefinitely for TridentHE, all RCs or any other proprietary software, computer programs or processes related thereto.
(a)           Definition of Confidential Information.  The term “Confidential Information” shall include any non-public information, whether in written, oral, graphic, electronic or any other form, including without limitation, TridentHE, all RCs, Feedback, the Documentation and any other software or computer programs or processes, methodologies, test results, error data or other reports prepared by Aegis Identity pursuant to this Agreement, whether or not specifically marked as confidential by Aegis Identity or which would be deemed by a reasonable person to be confidential or proprietary in nature.  Confidential Information shall not include information that (a) is in or enters the public domain without breach of this Agreement, (b) Licensee receives from a third party who is entitled to disclose such information without restriction on disclosure, or (c) Licensee knew prior to receiving such information from Aegis Identity or develops independently without reference to Aegis Identity’s Confidential Information which knowledge or development is reasonably documented.  Licensee may disclose Confidential Information in accordance with a judicial or other governmental order, provided that Licensee shall give Aegis Identity reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.

9.      Infringement Indemnification.    Notwithstanding any provision herein to the contrary except for Sections 9(a) and 9(b) of this Agreement, Aegis Identity will indemnify Licensee for any actual damages awarded by a court of competent jurisdiction against Licensee in connection with any infringement by TridentHE of any third party’s intellectual property rights based on U.S. law; provided however, Aegis Identity shall have no duty to indemnify Licensee for any claims in the event that (a) TridentHE is altered or modified by Licensee or a third party, (b) Licensee fails to install a release that is provided by Aegis Identity to cure an infringement issue, (c) TridentHE is not Used for its intended purpose, or (d) for any RC.
(a)      Limitations.  Aegis Identity will only be liable for providing indemnification under this License if Licensee (a) notifies Aegis Identity in writing within seven (7) calendar days of learning of any threatened or actual claim giving rise to indemnity obligations, (b) permits Aegis Identity the sole and exclusive right to control the defense, compromise or settlement of such claims, and (c) provides all reasonably available information, assistance and authority in defense or settlement of such claims, at Aegis Identity’s reasonable expense.  Licensee agrees that it will not settle any claim in a manner which would impose any obligation on Aegis Identity or restrict Aegis Identity’s right, title or interest in TridentHE without Aegis Identity’s prior written consent.
(b)      Other Remedies.  Licensee agrees to permit Aegis Identity, solely at Aegis Identity’s option and expense, to remedy any alleged infringement by (a) replacing TridentHE with a functionally compatible product, (b) modifying TridentHE so that it is non-infringing, (c) obtaining a license for Licensee, or (d) terminating this Agreement.
(c)      THIS SECTION 9 SETS FORTH AEGIS IDENTITY’S SOLE AND EXCLUSIVE OBLIGATIONS AND LIABILITY, AND LICENSEE’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

10.      License Term.
(a)           TridentHE.  The License granted hereunder shall commence on the date Aegis Identity electronically delivers the link for downloading the software to Licensee and continue in perpetuity or until terminated in accordance with the provisions in Section 11 (the “License Term”).
(b)      RC.  Licensee’s right to use an RC will commence on the date the RC is electronically made available for Licensee and will terminate on the earlier of (i) termination of this Agreement, or (ii) when the RC becomes commercially available.  Aegis Identity may terminate Licensee’s right to use an RC at any time for any reason by providing written notice with or without cause to Licensee.  Licensee may use the commercial version of the RC if released only pursuant to the Maintenance and Support Terms.

11.      Termination.  Aegis Identity may terminate this License, effective immediately, if Licensee fails to pay the License Fee when due or commits a material breach of this Agreement, including, but not limited to any breach of the provisions of Sections 1, 3, 4, 5, 8, 12, 13 and 17(g) hereunder which adversely affects Aegis Identity’s rights.   Upon termination, Licensee shall: (a) delete TridentHE and any RC from its environment and destroy any copies of TridentHE and any RC including Documentation within (10) days of such termination; (b) pay in full within thirty (30) days of such termination, all amounts owed to Aegis Identity; (c) promptly return any Confidential Information and all copies thereof to Aegis Identity; and (d) certify in writing to Aegis Identity no later than thirty (30) days after termination that Licensee has either returned or destroyed all copies of any Confidential Information and deleted TridentHE and any RC from its environment.

12.      Limitation of Liability.  AEGIS IDENTITY AND ITS LICENSORS SHALL NOT BE RESPONSIBLE FOR, AND SHALL NOT PAY, ANY AMOUNT OF INCIDENTAL, SPECIAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES, OR ANY DAMAGES RELATED TO THE LOSS OF DATA, BUSINESS, PROFITS, GOODWILL, WORK STOPPAGE OR ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSSES, REGARDLESS OF WHETHER AEGIS IDENTITY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES IN ADVANCE.  THE INFRINGEMENT INDEMNITY IN SECTION 9 IS IN LIEU OF ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF AEGIS IDENTITY FOR DAMAGES.  IN NO EVENT SHALL AEGIS IDENTITY'S LIABILITY HEREUNDER EXCEED THE AMOUNT OF LICENSE FEE PAID BY LICENSEE, REGARDLESS OF WHETHER LICENSEE'S CLAIM IS BASED ON CONTRACT, TORT, STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE.  THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS SET FORTH IN THIS SECTION HAVE BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT, AND SUCH LIMITATIONS DESCRIBED HEREIN WILL APPLY EVEN IF SUCH LIMITATIONS ARE FOUND TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE.
13.           Disclaimer of Warranties.  WITH THE EXCEPTION OF THE LIMITED WARRANTY MADE BY AEGIS IDENTITY IN

SECTION 6, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AEGIS IDENTITY DISCLAIMS ALL WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGMENT, AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

14.      Loss of Data.  In no event shall Aegis Identity be liable for loss of data or records of Licensee, it being understood that Licensee shall be responsible for assuring proper and adequate back-up and storage procedures.

15.      Force Majeure.  Neither party shall be liable for, nor shall it be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or public enemy, act of any military, civil or regulatory authority, terrorism or threat thereof, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the party with reasonable care.  This provision shall not apply to Licensee’s obligation to pay any sums due under this Agreement.

16.      Open Source Technology and Licensing.  Third party technology may be necessary for use with TridentHE and is specified in the program documentation; specific files (which are identified in the program documentation) of such third party technology (collectively the “Open Source Technology”) may be included as part of the download of TridentHE, but is licensed under the Mozilla Public License, Common Public License, GNU Lesser General Public License, Netscape Public License or similar royalty-free/open source license (collectively, the “Open Source Licenses”).  This Agreement does not modify or abridge any rights or obligations Licensee may have in Open Source Technology under applicable Open Source Licenses; however, to the extent that Open Source Technology is incorporated into TridentHE, Licensee’s rights and remedies under this Agreement with respect to such Open Source Technology shall apply, but only for Licensee’s use of TridentHE in compliance with the terms of this Agreement and with the terms of any relevant Open Source License.  Any use of Open Source Technology outside of Licensee’s Use of TridentHE is subject to the rights and obligations under such third party technology’s Open Source License.

17.      General Provisions.
(a)           Specific Performance.  Upon the occurrence or the threatened or likely occurrence of any breach of Section 1, 2, 3, 5, 8 or 17(g) of this Agreement, Aegis Identity shall be entitled to temporary and permanent equitable and injunctive relief, it being expressly stipulated that any breach of those Sections of this Agreement by Licensee shall cause irreparable harm to Aegis Identity and that Aegis Identity shall not in such event have an adequate remedy at law.  Licensee agrees that if there is any unauthorized Use or disclosure of TridentHE, any RC or Documentation by any of Licensee’s employees or any third party with access to such items through Licensee, Licensee will enforce for Aegis Identity’s benefit, through litigation if necessary, all rights provided under law to seek damages and protection from additional disclosure.  The foregoing remedies are cumulative and in addition to any and all other remedies available at law or in equity.
(b)           Export.  Licensee acknowledges that TridentHE may be subject to export controls of the U.S. and import controls of the territory in which TridentHE may be used.  Licensee agrees that TridentHE will be exported or re-exported only in compliance with such laws.
(c)           Restricted Rights.  If Licensee is acquiring this Agreement under a U.S. government contract, Licensee agrees that it will include all necessary and applicable restricted rights legends on TridentHE, any RC and Documentation to protect Aegis Identity’s proprietary rights under the Federal Acquisition Regulations or other similar regulations of other federal agencies.
(d)           Restriction. TRIDENTHE IS NOT DESIGNED, MANUFACTURED OR INTENDED FOR USE OR DISTRIBUTION WITH ONLINE CONTROL EQUIPMENT IN HAZARDOUS ENVIRONMENTS REQUIRING FAIL-SAFE PERFORMANCE, SUCH AS IN THE OPERATION OF NUCLEAR FACILITIES, AIRCRAFT NAVIGATION, COMMUNICATION, OR CONTROL SYSTEMS, DIRECT LIFE SUPPORT MACHINES, WEAPONS SYSTEMS, OR OTHER USES IN WHICH FAILURE OF THE SOFTWARE COULD LEAD DIRECTLY TO DEATH, PERSONAL INJURY, OR SEVERE PHYSICAL OR ENVIRONMENTAL DAMAGE.
(e)           Notice.  Any notice or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by pdf transmission via electronic mail; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry express courier, with written confirmation of receipt.  All notices to Aegis Identity shall be sent to its corporate headquarters located at 750 W. Hampden Ave., Suite 500, Englewood, CO, 80110-2165, Attn: Legal Department, Email: Legal@aegisidentity.com, Facsimile: 303-474-7892 and all notices to Licensee shall be sent to the address and contact person listed in Licensee’s purchase order.  Either party shall provide timely written notice of any change of address or contact person.
(f)           Governing Law; Venue.  This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado without regard to conflicts of laws principles.  The parties consent to the personal jurisdiction of, and venue in, the state and federal courts of Arapahoe

County, in the State of Colorado and agree that such court is not an inconvenient forum.
(g)           No Assignment.  Licensee shall not assign, sublicense or transfer TridentHE or any RC or otherwise assign its rights or obligations hereunder without the prior written consent of Aegis Identity.  Any such attempted assignment will be void.
(h)           Entire Agreement; Modification.  This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof.  This Agreement may be modified only by a further writing that is duly executed by both parties.
(i)           Severability.  If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.
(j)           Waiver.  Either party’s failure to require performance of any provision of this Agreement shall in no way affect such party’s right at a later time to enforce the same.  No waiver by a party of a breach of a term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of such breach of any other term of this Agreement.(k)Survival.  Sections 3, 4, 5, 7, 8, 11, 12, 13, 14, 16, 17(a), 17(c), 17(e), 17(f), 17(k) and 17(l) shall survive expiration or termination of this Agreement.
(l)      Fees.  If Aegis Identity seeks to enforce any of its rights and obligations hereunder by legal proceedings and prevails, Aegis Identity shall be entitled to recover from Licensee any and all costs and expenses incurred by Aegis Identity to enforce such rights, including, but not limited to all attorneys’ fees, court costs, and expert fees.
(m)                 Headings.  Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

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